                                                                                                                                             Exhibit 5

(214) 953‑0053

                                                                 May 30, 2003

Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas 75240

Gentlemen:

We have served as counsel for Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S‑8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, covering the issuance of a maximum of 5,000,000 shares (the "Shares") of Common Stock, $.10 par value, of the Company to be issued in connection with the Stock Option and Incentive Plan and Brinker International, Inc. 401(k) Savings Plan As Restated Effective January 1, 1999.

We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein.  Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non‑assessable.

We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ HALLETT & PERRIN, P.C.